Exhibit (14)(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

The Dreyfus/Laurel Funds, Inc.

We consent to the use of our report, dated October 27, 2017, with respect to the financial statements of Dreyfus Core Equity Fund, a series of The Dreyfus/Laurel Funds, Inc., as of August 31, 2017, incorporated herein by reference and to the references to our firm under the headings “Independent Registered Public Accounting Firm”, “Financial Statements and Experts” and “Exhibit A: Agreement and Plan of Reorganization – Section 4.1(h)” in the Prospectus/Proxy Statement.

/s/ KPMG LLP

New York, New York

March 20, 2018